Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-04583) pertaining to the Equifax Inc. 401(k) Plan of our report dated June 16, 2004, with respect to the financial statements and schedule of the Equifax Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP
Atlanta, Georgia
June 23, 2004